Exhibit 10.1

April 3, 2017

Samson Oil & Gas USA
1331 17th Street, Suite 710
Denver, CO 80202
Attention: Terry Barr

Re:	Late Payment of that certain Secured Promissory Note (the “Note”), dated March 31, 2016, between Samson Oil & Gas USA, Inc. (“Samson”) and Oasis Petroleum North America LLC (“Oasis”)

Dear Mr. Barr:

Pursuant to the Note, Samson promised to pay to Oasis the sum of Four Million Dollars ($4,000,000) (the “Principal Balance”) plus interest (which interest accrued at a fixed rate often percent (10%) per annum on the Principal Balance, simple interest, the “Interest”) on March 31, 2017. On March 3 1, 2017, Samson sent an email to Oasis requesting to pay the Interest on April 3, 2017, and the Principal Balance on May 1, 2017. Under Sections 8(i) and (ii) of the Note, an “Event of Default” occurs upon, among other things, a default in payment of principal or interest on the Note when the same shall become due and payable or (ii) Samson’s material failure to comply with the provisions of the Note. Upon the occurrence of any Event of Default, interest shall accrue on the outstanding principal balance at fifteen percent (15%) per annum from the date of such Event of Default until the date the unpaid principal balance is paid in full.

Oasis is willing to accept payment of the Interest on April 3, 2017 and payment of the Principal Balance on May 1, 2017; provided, that interest shall accrue at fifteen percent (15%) on the Principal Balance as provided hereinabove. The amount of additional interest that will be due and payable on May 1, 2017, along with the Principal Balance, is $50,958.90.

Oasis’s acceptance of such proposal does not waive any subsequent breach of, or default under, the Note by Samson, and Oasis does not waive its right to exercise any right or remedy which Oasis may possess under the Note for this, or any subsequent, breach or default.

Please refer to the wire instructions provided to you via email on March 3 1, 2017 by Frannie Parker, Oasis Treasury & Risk Manager, to remit payment of (a) the Interest on April 3, 2017 and (b) the Principal Balance plus interest on May 1, 2017.

Best,

/s/ Taylor Reid

Oasis Petroleum North America LLC

Taylor Reid

President and Chief Operating Officer